UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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RAYONIER INC.

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Notice of 2020 Annual Meeting of Shareholders
April 1, 2020
Dear Shareholder,
You are cordially invited to attend Rayonier Inc.’s 2020 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Thursday, May 14, 2020, at 4:00 p.m., local time, at Rayonier’s headquarters, 1 Rayonier Way, Wildlight, Florida 32097. At the meeting, our shareholders will be asked to:
1.Elect the nine (9) director nominees named in the Proxy Statement to terms expiring at the 2021 Annual Meeting of Shareholders;
2.Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
3.Ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for 2020; and
4.Transact any other matters as may properly come before the meeting.
Shareholders of record at the close of business on March 13, 2020 are entitled to vote at the Annual Meeting and any postponement or adjournment thereof.
Once again, we are pleased to utilize the Securities and Exchange Commission (“SEC”) rules allowing us to furnish our proxy materials to you over the internet. We believe this allows us to provide the information you need in a more timely, efficient and cost-effective manner.
As always, your vote is very important. We urge you to please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly, even if you plan to attend the Annual Meeting.
Very truly yours,

David L. Nunes
President and Chief Executive Officer

Mark R. Bridwell
Vice President, General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 14, 2020: This Notice of Annual Meeting of Shareholders and Proxy Statement and the 2019 Annual Report are available at www.proxyvote.com.

Rayonier Inc.	1 Rayonier Way	Wildlight, Florida 32097
Telephone (904) 357-9100	Fax (904) 357-9851

T

2020 Proxy Statement

Rayonier Inc.

2020 PROXY SUMMARY

This summary highlights information contained elsewhere in this Notice of Annual Meeting of Shareholders and Proxy Statement or in our corporate governance documents published on our website at www.rayonier.com. We encourage you to read this Notice of Annual Meeting of Shareholders and Proxy Statement in its entirety before voting. Throughout, the terms “we,” “us,” “our,” “the Company,” and “Rayonier” refer to Rayonier Inc.
2020 ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	Thursday, May 14, 2020, 4:00 p.m. (Eastern Time)
Place:	1 Rayonier Way, Wildlight, Florida 32097
Record Date:	March 13, 2020
Voting:	Shareholders of record at the close of business on March 13, 2020, are entitled to vote through one of the following options:

BY MAIL Sign, date and return your proxy card or voting instruction form	VIA THE INTERNET Visit www.proxyvote.com	BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the Annual Meeting in Wildlight, FL See page 39 for details

2019 PERFORMANCE HIGHLIGHTS
$59.1M Net Income Attributable to Rayonier	$0.46 EPS	$67.7M Net Income

$247.8M* Adjusted EBITDA	$214.3M Cash Provided by Operating Activities	$149.4M* CAD

We are pleased with our solid operational performance in 2019 despite the challenging market conditions we faced. Amidst global headwinds, we remained focused on executing against our strategic priorities and achieving our mission of generating industry-leading returns and building long-term value per share. We generated 2019 Adjusted EBITDA* of $247.8 million and reported record Adjusted EBITDA* in our Southern Timber segment, bolstered by our strongest performance to-date in non-timber income. During the course of the year, we repurchased $8.4 million of our stock at an average price of $26.34 per share and paid total dividends of $141.1 million to our shareholders. We finished the year in a strong balance sheet position with net debt of $988.3 million, representing 19% of our enterprise value and 4.0x net debt to Adjusted EBITDA*.

*Reconciliation of these non-GAAP financial measures can be found in Appendix B.

2020 Proxy Statement	1

SHAREHOLDER ENGAGEMENT
We value shareholder engagement and each year interact with and seek input from our shareholders through various shareholder outreach initiatives, including in-person and telephonic meetings, investor conferences, our annual meeting of shareholders and non-deal roadshows. In 2019, our shareholder engagement activities included 5 non-deal roadshows and 9 investor conferences held throughout the U.S., Canada and Europe. Combined, our 2019 engagement activities covered shareholders representing in the aggregate approximately 41% of our outstanding common shares ("Common Shares"), and included meetings with 10 of our 20 largest shareholders, or 10 of our top 12 active holders. These engagement activities are informative and help us to better understand our shareholders’ views and perspectives on our financial performance, business strategy, capital allocation strategy, public disclosures, corporate governance, and environmental, social and other topics. We welcome investor interaction and feedback. Our Investor Relations department is the point of contact for shareholder interaction with the Company. Shareholders may also access information about the Company in the Investor Relations section of our website (www.rayonier.com).
CORPORATE GOVERNANCE HIGHLIGHTS
Rayonier’s commitment to good corporate governance is integral to our business, the key elements of which are below:
+	Annual election of directors	+	Annual review of Board skills, characteristics and experience	+	Majority voting of all directors	+	Diversity reflected in Board composition

+	8 of our 9 director nominees are independent	+	Separation of Board Chairman and CEO	+	Annual Board member independence evaluations	+	Policy prohibiting hedging or pledging of our shares by executives and directors

+	Comprehensive Code of Conduct and Corporate Governance Guidelines	+	Board participation in executive succession planning	+	Regular executive sessions of Board and Board Committees	+	Compensation “clawback” policy

2	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Important information about the experience, qualifications, attributes and skills of each of our director nominees can be found beginning on page 6. Our Board of Directors (“Board”) recommends that you vote “FOR” each of the director nominees.

					COMMITTEE MEMBERSHIPS			OTHER PUBLIC CO. BOARDS
NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDE-PENDENT	AC	CC	NGC
Richard D. Kincaid (Chairman of the Board of Directors)	58	2004	President & Founder of BeCause Foundation; Founder and Managing Member of Sage Vertical Gardens LLC	X	X	X		1
Keith E. Bass	55	2017	Managing Partner of Mill Creek Capital LLC	X	X	X		1
Dod A. Fraser	69	2014	President of Sackett Partners	X	Chair		X	1
Scott R. Jones	61	2014	Retired, President of Forest Capital Partners	X		Chair		None
Blanche L. Lincoln	59	2014	Founder and Principal of Lincoln Policy Group	X		X	X	1
V. Larkin Martin	56	2007	Managing Partner of Martin Farm; Vice President of The Albemarle Corporation	X		X	Chair	1
Ann C. Nelson	60	Nominee	Retired, Lead Audit Partner at KPMG LLP	X	X		X	None
David L. Nunes	58	2014	President and CEO of Rayonier Inc.					None
Andrew G. Wiltshire	62	2015	Founding Partner of Folium Capital LLC; Principal in the management and governance of private orchard and farming companies located in New Zealand	X	X		X	None
Number of Committee Meetings in 2019					9	6	4
AC Audit Committee CC Compensation and Management Development Committee NGC Nominating & Corporate Governance Committee

Below are highlights regarding the age, gender and tenure of our 9 director nominees.
Director Tenure	Age Distribution	Gender Diversity

2020 Proxy Statement	3

The table below summarizes a range of skills and experiences that each director nominee brings to the Board, and which we find to be relevant to our business.

OUTSIDE PUBLIC COMPANY CEO			3

OUTSIDE PUBLIC COMPANY BOARD						6

AUDIT COMMITTEE FINANCIAL EXPERT			3

REIT				4

TIMBER / FORESTRY INDUSTRY				4

LAND MANAGEMENT / AGRICULTURE					5

LAND MANAGEMENT / REAL ESTATE						6

GOVERNMENT/REGULATORY / POLITICAL	1

INTERNATIONAL	1

DIVERSITY		3

CUSTOMER SUPPLY CHAIN			3

PROPOSAL NO. 2 — NON-BINDING ADVISORY VOTE ON “SAY-ON-PAY”
Our shareholders have the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as set forth in Proposal No. 2 starting on page 15. Last year, our shareholders expressed a high level of support for the compensation of our named executive officers, with 97% of the votes cast in favor of our compensation programs and practices. Accordingly, the Compensation and Management Development Committee (“Compensation Committee”) continued in 2019 to consistently adhere to its pay-for-performance philosophy and compensation program. Please refer to our Compensation Discussion and Analysis on page 16 for a detailed description of our compensation programs and practices. Our Board recommends that you vote “FOR” the non-binding advisory vote to approve the compensation of our named executive officers.
PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are seeking shareholder ratification of the appointment of Ernst & Young, LLP to serve as our independent registered public accounting firm for 2020. Please refer to page 35 for additional information. Our Board recommends that you vote “FOR” the ratification of Ernst & Young, LLP to serve as our independent registered public accounting firm for 2020.

4	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
ELECTION PROCESS
The Board is responsible for establishing overall corporate strategy and for overseeing management and the ultimate performance of the Company. The Board held twelve (12) meetings during fiscal year 2019. During fiscal year 2019, all directors attended at least 75% of the combined total of all Board meetings and all meetings of committees of the Board of which the director was a member. The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board has nominated the persons whose names are set forth below. In the absence of a vote by a signed proxy, shares represented by the proxy will be voted FOR the election of each of these nominees to the Board.
DIRECTOR QUALIFICATIONS
We believe the members of our Board have the proper mix of relevant experience and expertise given the Company’s businesses and real estate investment trust (“REIT”) structure, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 72. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our shareholders. The Nominating Committee periodically evaluates the criteria for Board membership, taking into account the Company’s strategy, geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.
DIRECTOR NOMINATIONS
Shareholders are being asked to vote on the election of nine (9) directors to serve until the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is identified or may reduce the authorized number of directors to eliminate the unfilled seat.
If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his or her election, our Corporate Governance Principles require the director to tender his or her resignation to the Board. The Nominating Committee would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Company would publicly disclose the Board’s decision and rationale within 90 days after receipt of the tendered resignation.
Set forth below is certain information concerning each of the director nominees, including age, experience, qualifications and professional highlights during at least the last ten (10) years, based on data furnished by such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

2020 Proxy Statement	5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Richard D. Kincaid Northbrook, Illinois Age: 58 Director Since: 2004	Board Committees:		Certain other public directorships:
	•	Chair of the Board	•	Black Creek Capital Diversified Property Fund
	•	Audit
	•	Compensation

Professional Highlights:

President and Founder of BeCause Foundation, a non-profit corporation that supports the health, education, and welfare of children, since 2007; Founder, Managing Member of Sage Vertical Gardens LLC; investor and on the Board of Directors of five private early stage companies that are in social and digital media, healthcare, and video streaming industries

Mr. Kincaid has significant financial expertise together with broad experience in the real estate industry and a deep understanding of the structural and strategic implications of REIT status. We believe his experience and expertise are particularly well suited to assist the Board in understanding the opportunities and challenges presented by our REIT structure, as well as overseeing the Board’s management of our real estate business and general financing decisions.

Keith E. Bass Tampa, Florida Age: 55 Director Since: 2017	Board Committees:		Certain other public directorships:
	•	Audit	•	Xenia Hotels and Resorts
	•	Compensation

Professional Highlights:
Managing partner of Mill Creek Capital LLC, a private equity and consulting firm, since 2017; President and CEO of WCI Communities, Inc., from 2012 to 2017; President of Pinnacle Land Advisors, from 2011 to 2012; held various key positions with The Ryland Group, from 2003 to 2011

Mr. Bass has extensive expertise in the real estate industry. He has led organizations as large as $1 billion in annual revenue, built lean operations and created long-term operational roadmaps to position companies to thrive in any market climate. Mr. Bass brings a broad real estate perspective to the Board’s evaluation of investment opportunities.

Dod A. Fraser Boca Grande, Florida Age: 69 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	Chair of Audit	•	Subsea 7 S.A.
	•	Nominating	•	OCI N.V.

Professional Highlights:
President of Sackett Partners, a consulting firm, since 2000; Managing Director and Group Executive, Global Oil and Gas, for Chase Manhattan Bank (now JPMorgan Chase & Co.), from 1995 to 2000
Mr. Fraser has substantial experience in debt and equity markets, bank markets, mergers and acquisitions, and risk oversight. He contributes strongly to the Board’s oversight of the Company’s overall financial performance, reporting and controls.

6	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Scott R. Jones Needham, Massachusetts Age: 61 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	Chair of Compensation	•	None

Professional Highlights:
President of Forest Capital Partners, a forest investment firm, from 2000 to 2018; President and Chief Executive Officer of Timberland Growth Corporation, a timberland REIT joint venture, from 1998 to 2000

Mr. Jones has substantial expertise in forest management, technology and innovations, as well as forest and real estate investments. He is particularly well suited to assist the Board in its investment decisions and oversee the management of the Company’s forest resources and real estate businesses.

Blanche L. Lincoln Washington, District of Columbia Age: 59 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	Compensation	•	Entergy Corporation
	•	Nominating

Professional Highlights:
Founder and Principal of Lincoln Policy Group, a consulting firm helping companies navigate the legislative and regulatory processes of the federal government, since 2013; Special Policy Advisor at Alston & Bird LLP, from 2011 to 2013; U.S. Senator for the State of Arkansas, from 1999 to 2011

Ms. Lincoln’s political experience, including in the areas of agriculture and forestry, is invaluable to the Board in helping the Company address a range of public policy and legislative trends.

V. Larkin Martin Courtland, Alabama Age: 56 Director Since: 2007	Board Committees:		Certain other public directorships:
	•	Chair of Nominating	•	Truxton Trust
	•	Compensation

Professional Highlights:
Managing Partner of Martin Farm and Vice President of The Albemarle Corporation, family businesses with interests in agriculture and timberland, since 1990; Chair of the Board of Directors of the Federal Reserve Bank of Atlanta, from 2007 to 2008

Ms. Martin has direct operating experience in the land-based businesses of agriculture and timberland management, particularly in the southeastern United States, together with an understanding of national and regional financial markets. Ms. Martin’s skill set adds substantial value to Board discussions regarding our forest resources business, as well as overall economic forces and trends impacting the Company.

2020 Proxy Statement	7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Ann C. Nelson Boise, Idaho Age: 60 Director Nominee	Board Committees:		Certain other public directorships:
	•	Audit	•	None
	•	Nominating

Professional Highlights:
More than 35 years of senior leadership and management experience (25 as an audit partner); Lead Audit Partner with KPMG LLP on many global publicly traded companies
Ms. Nelson brings expertise to the Board in areas of auditing, accounting and financial reporting, internal controls and corporate governance. In addition, she has direct board experience by way of the Boise Chamber of Commerce (Chairman of the Board and past Treasurer/Audit Committee chair over an eight-year period). Ms. Nelson also has significant experience in the forest products industry, including but not limited to timber REIT’s.

David L. Nunes Jacksonville, Florida Age: 58 Director Since: 2014	Board Committees:		Certain other public directorships:
	•	None	•	None

Professional Highlights:
President, Chief Executive Officer and Director of the Company, since 2014; Chief Executive Officer of Pope Resources/Olympic Resource Management, from 2002 to 2014
Mr. Nunes has more than three decades of forest products industry experience. He has served in key leadership positions at several timber and real estate companies, including Chief Executive Officer and President, and has substantial background in the areas of timberland management and investments, marketing, strategic planning, mergers and acquisitions and capital planning. We believe this experience and leadership make Mr. Nunes uniquely well suited to contribute to the Board’s considerations of operational and strategic matters and to manage our core businesses.

Andrew G. Wiltshire Blenheim, New Zealand Age: 62 Director Since: 2015	Board Committees:		Certain other public directorships:
	•	Audit	•	None
	•	Nominating

Professional Highlights:
Founding Partner of Folium Capital LLC, since 2016; Management and governance of private orchard and farming companies with operations in New Zealand; Managing Director and Head of Alternative Assets at the Harvard Management Company, the investment company that is responsible for managing Harvard University’s endowment and related financial assets, from 2001 to 2015

Mr. Wiltshire has extensive expertise in the areas of managing and investing in forestry, timberlands, real estate and natural resources. Mr. Wiltshire brings a valuable perspective to the Board’s evaluation of investment opportunities and oversight of the Company’s forest resources and real estate businesses.

8	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
 DIRECTOR COMPENSATION

OVERVIEW
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. Our directors are subject to minimum share ownership and share retention requirements as discussed in the Compensation Policies and Governance Practices section on page 24 under “Stock Ownership Guidelines.”
2019 / 2020 COMPENSATION PAID TO NON-MANAGEMENT DIRECTORS
Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2019-2020 period, each non-management director received and/or earned the following cash compensation (prorated for partial year service):

•	annual cash retainer of $55,000, payable in equal quarterly installments;
•	annual cash retainers to members of the Audit, Compensation and Nominating Committees of $13,500, $7,500 and $5,000, respectively, as compensation for committee meetings, payable in equal quarterly installments;
•	annual cash retainers for the chairs of the Audit, Compensation and Nominating Committees of $18,000, $10,000 and $6,000, respectively, payable in equal quarterly installments;
•	an additional annual cash retainer for the Chairman of the Board of $55,000, payable in equal quarterly installments; and
•	restricted stock award equivalent to $95,000 based on grant date value, vesting upon issuance and to be held until the earlier of four years from the date of issuance or a director’s departure from the Board.
Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 72 or the conclusion of the director’s term, or upon termination as a director, if prior to age 72. Any deferred amounts shall be credited with interest thereon at a rate equal to 120% of the long term Applicable Federal Rate, adjusted and compounded annually as of December 31.
DIRECTOR COMPENSATION TABLE
The following table provides compensation information for the one-year period ended December 31, 2019 for all individuals serving on our Board at any time during 2019.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Bass, Keith E.	76,000		94,987	—	170,987
Fraser, Dod A.	91,500	(2)	94,987	—	186,487
Jones, Scott R.	72,500	(2)	94,987	—	167,487
Kincaid, Richard D.	131,000	(2)	94,987	—	225,987
Lanigan, Bernard Jr.	73,500		94,987	—	168,487
Lincoln, Blanche L.	67,500		94,987	—	162,487
Martin, V. Larkin	73,500	(2)	94,987	—	168,487
Nunes, David L.(3)	—		—	—	—
Wiltshire, Andrew G.	73,500		94,987	—	168,487

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 17 “Incentive Stock Plans” included in the notes to financial statements in our 2019 Annual Report on Form 10-K. All awards reflect the May 2019 awards of 3,074 shares of restricted stock to each non-management director vesting immediately upon issuance of the grant and which shares are required to be held until the earlier of four years from the date of issuance or the departure of a director from the Company.

(2)
Includes $18,000 in Audit Chair fees for Mr. Fraser; $10,000 in Compensation Chair fees for Mr. Jones; $55,000 in Non-Executive Chairman fees for Mr. Kincaid and $6,000 in Nominating Chair fees for Ms. Martin.

(3)
Mr. Nunes, as an executive officer of Rayonier, was not compensated for service as a director. See the Summary Compensation Table on page 26 for compensation information relating to Mr. Nunes during 2019.

2020 Proxy Statement	9

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
CORPORATE GOVERNANCE PRINCIPLES
Our Board operates under a set of Corporate Governance Principles, which include guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website (www.rayonier.com). The Board, through the Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.
DIRECTOR INDEPENDENCE
The Company’s Common Shares are listed on the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.
Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2019, other than Mr. Nunes, are independent under applicable NYSE listing standards and SEC rules.
In addition, members of our Audit Committee and Compensation Committee are subject to certain additional independence criteria. Specifically, the Board has determined that each member of the Compensation Committee is independent within the meaning of Rule 10C-1 of the Securities Exchange Act of 1934 (“Exchange Act”) and qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Board has also determined that all of the Audit Committee members are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. For additional information regarding independence and qualifications of the Audit Committee, see the “Report of the Audit Committee” on page 35.
The Nominating Committee, on behalf of the Board, annually reviews any transactions undertaken or relationships existing between the Company and other companies with which any of our directors or Board nominees are affiliated. The Board determined that none of the transactions or relationships identified for 2019 were material to the Company, the other companies or the subject directors and Board nominees.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three standing committees, the Audit Committee, Compensation Committee and Nominating Committee, each of which operates under a written charter available on the Investor Relations section of the Company’s website (www.rayonier.com).

10	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Name of Committees and Members	Functions of the Committees
AUDIT: Dod A. Fraser, Chair Keith E. Bass Richard D. Kincaid Bernard Lanigan, Jr. Andrew G. Wiltshire Number of Meetings in 2019: 9	This committee is responsible for oversight of our accounting and financial reporting policies, processes, including disclosure controls and procedures and internal controls over financial reporting.
•
discussing audited annual financial statements and quarterly financial statements with the Company and the independent auditors, as well as making a recommendation to the Board regarding the inclusion of same in the annual Form 10-K;

	•	reviewing with the independent auditors results of their annual audit of the Company’s financial statements and audit of internal control over financial reporting, and the required communications under (i) Auditing Standards No. 1301, and (ii) Public Company Accounting Oversight Board rules regarding the independence of the independent auditors;
	•	reviewing with management and the independent auditors (i) all significant issues, deficiencies and material weaknesses in the design or operation of internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;
	•	reviewing with the independent auditors any audit problems or difficulties and the Company’s response;
	•	resolving any disagreements between management and the independent auditors regarding financial reporting;
	•	reviewing with management and the independent auditors (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, (ii) all critical accounting policies and practices and all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (iii) alternative treatments within generally accepted accounting principles that have been discussed with management, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditors, (iv) the effect of regulatory and accounting initiatives, as well as any significant off-balance sheet structures on the Company’s financial statements, and (v) other material written communications between the independent auditors and management; and
	•	reviewing press releases, guidance, rating agency and investor presentations and other public disclosures of financial information, with particular attention to any use of “pro forma” or “adjusted” non-GAAP information.

COMPENSATION AND MANAGEMENT DEVELOPMENT: Scott R. Jones, Chair Keith E. Bass Richard D. Kincaid Blanche L. Lincoln V. Larkin Martin Number of Meetings in 2019: 6	This committee is responsible for overseeing the compensation and benefits of employees and directors, including:
	•	evaluating management performance, succession and development matters;
	•	establishing executive compensation;
	•	reviewing the Compensation Discussion and Analysis included in the annual proxy statement;
	•	approving individual compensation actions for all senior executives other than our CEO;
	•	recommending compensation actions regarding our CEO for approval by our non-management directors; and
	•	beginning with the 2021-2022 period, reviewing and recommending to the Board the compensation of our non-management directors.
NOMINATING AND CORPORATE GOVERNANCE: V. Larkin Martin, Chair Dod A. Fraser Blanche L. Lincoln Bernard Lanigan Jr. Andrew G. Wiltshire Number of Meetings in 2019: 4	This committee is responsible for advising the Board with regard to board structure, composition and governance, including:
	•	establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;
	•	recommending the composition of Board committees;
	•	overseeing processes to evaluate Board and committee effectiveness;
	•	overseeing Environmental, Social and Governance ("ESG") matters significant to the Company;
	•	overseeing our corporate governance structure and practices, including our Corporate Governance Principles;
	•	reviewing and approving changes to the charters of the other Board committees; and
	•	reviewing, approving, and overseeing transactions between the Company and any related person.

2020 Proxy Statement	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
BOARD LEADERSHIP STRUCTURE
Our governing documents allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. Although our Board regularly considers and is open to different structures as circumstances may warrant, the Board believes that the current arrangement of separating the roles of Chairman and CEO is in the best interest of the Company and its shareholders at this time because it provides the appropriate balance between strategy development and independent oversight of management.
Richard D. Kincaid currently serves as the Chairman of the Board as a non-executive and independent director. The responsibilities of the independent Chairman include, among other things:

•	Serving as the leader of the Board and overseeing and coordinating the work of the Board and its committees;
•	Serving as a liaison between the CEO, other members of senior management, the independent directors and the committee chairs;
•	Being available to serve as an advisor to the CEO;
•	Presiding at all meetings of the Board, including executive sessions of the independent directors;
•	Setting meeting agendas for the Board;
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Presiding at all meetings of the shareholders;
•	Recommending to the Board agendas for shareholder meetings and providing leadership to the Board on positions the Board should take on issues to come before shareholder meetings;
•
Participating in discussions with the Nominating Committee on matters related to Board and committee composition and with the Nominating Committee and the Compensation Committee on matters related to the hiring, evaluation, compensation and termination of, and succession planning for, the CEO; and

•	If requested by major shareholders, the Board or the CEO, ensuring that he or she is available for consultation and direct communication with major shareholders or external groups.

OVERSIGHT OF RISK
Oversight of risk management is the responsibility of the full Board, with management having day-to-day responsibility for identifying, evaluating, managing and mitigating the Company’s exposure to risk. The Board fulfills its risk oversight function both directly and through delegation to the committees of the Board. In general, the Board oversees the management of risks in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisitions and capital allocation program, its capital structure and liquidity, its organizational structure and by annually appointing the members of an Enterprise Risk Management (“ERM”) Committee, which consists of senior executives. Each of the Board committees and our ERM Committee oversee and review areas of risk which they are responsible. We believe that these governance practices, including the interaction of the various committees, facilitate effective Board oversight of our significant risks. The primary areas of risk oversight of each of our Board committees and the ERM Committee are as follows:

BOARD COMMITTEES	PRIMARY AREAS OF RISK OVERSIGHT
Audit Committee
The Audit Committee is responsible for risks associated with financial and accounting matters, specifically financial reporting, internal controls, disclosure, tax and legal and compliance risks. In addition, the Board has designated the Audit Committee primary responsibility for overseeing the Company’s ERM program. With this responsibility, the Audit Committee monitors the Company’s significant business risks, including financial, operational, privacy, cybersecurity, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures.

Compensation Committee
The Compensation Committee is responsible for risks related to compensation policies and practices, including incentive-related risks, and oversees risks associated with talent management and succession planning.

Nominating Committee
The Nominating Committee is responsible for risks associated with corporate governance matters, related party transactions, effectiveness and organization, director independence and director succession planning. The Nominating Committee is also responsible for identifying and assessing ESG related risks and refers said risks to the appropriate committee.

ERM Committee
The ERM Committee is responsible for identifying and assessing the material risks facing the Company and providing periodic reports regarding such risks to the Audit Committee for review and evaluation of mitigation strategies. The ERM Committee also completes an annual risk assessment with regard to the Company’s overall compensation policies and practices, which is reviewed by the Compensation Committee.

12	Rayonier Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
OVERSIGHT OF ENVIRONMENTAL AND SOCIAL SUSTAINABILITY
Rayonier recognizes its responsibility toward the environment and the communities in which we operate. Our commitment to socially responsible and sustainable practices is an integral part of how we do business and is aligned with our mission, vision and values ― to provide industry-leading financial returns to our shareholders while serving as a responsible steward of the environment and a beneficial partner to the communities in which we operate. The Board understands that its continued oversight of our Company’s commitment to the principles of social and environmental sustainability is of increasing importance to shareholders, as well as other constituencies. In 2019, the Nominating Committee, which has historically overseen Rayonier’s corporate governance policies and practices, assumed oversight responsibility for the Company’s policies, programs and strategies related to ESG matters. Also in 2019, Rayonier formed an internal ESG Working Group comprised of subject matter experts. The ESG Working Group is an interdisciplinary clearinghouse for our ESG short-and-long-term goals, initiatives and strategy(ies).
The Nominating Committee is focused on reviewing the Company’s ESG-related disclosure as well as reviewing ESG-related matters significant to the Company and overseeing the formulation of our ESG strategy(ies) and goals.
In 2019, we launched our first ever ESG webpage. To access the site, visit our Responsible Stewardship page: www.rayonier.com/sustainability/responsible-stewardship. We are committed to our ESG efforts, specifically increasing transparency on ESG matters that we believe are relevant to our business and that meet the overall needs of the investors. Our ESG efforts continue to evolve and as always, Rayonier welcomes shareholder feedback.

NON-MANAGEMENT DIRECTOR MEETINGS
Our non-management directors met separately in five (5) regularly scheduled meetings during 2019.
BOARD SELF-EVALUATION PROCESS
Pursuant to our Corporate Governance Principles, the Nominating Committee is responsible for establishing and overseeing a process for annual self-evaluation of the effective operation and performance of our Board and of each Board committee. We use a discussion-based process, with a questionnaire to facilitate discussion, in which each director discusses privately with our Corporate Secretary committee composition, including appropriateness and diversity of skills, background, experience and structure, Board training, additional presentations on various topics, refinements to meeting materials and presentation format, opportunities to improve Board and committee performance, as well as any other topics or concerns the director may have. Additionally, the format and effectiveness of the evaluation process and whether to engage a third-party facilitator is also part of the review. Each director may also provide feedback directly to the Chair of the Nominating Committee as part of this process. The results of the discussions are aggregated by our Corporate Secretary then reported to the Board and committees utilizing a roundtable discussion format, and any necessary follow-up actions are developed. Our Board believes that the format of one-on-one private discussions with our Corporate Secretary is effective and elicits candid input and feedback.
DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS
Directors are encouraged, but not required, to attend the Annual Meeting of Shareholders. At the 2019 Annual Meeting, all directors were in attendance.
COMMUNICATIONS WITH THE BOARD
Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Chairman or the independent non-management directors as a group may do so by writing to any such party or group at Rayonier, c/o Corporate Secretary, 1 Rayonier Way, Wildlight, Florida 32097. All concerns received will be appropriately forwarded and, if deemed appropriate by the Corporate Secretary, may be accompanied by a report summarizing such concerns.
DIRECTOR NOMINATION PROCESS
Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified from any other source.

2020 Proxy Statement	13

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
DIVERSITY
Our Nominating Committee utilizes a skills-matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity, and breadth of experience and expertise among our directors. The Nominating Committee assesses such diversity through its annual assessment of Board structure and composition and review of the annual Board and committee performance evaluations.
RELATED PERSON TRANSACTIONS
Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest. For 2019, no Related Person Transactions were submitted to the Nominating Committee for approval or ratification, and no transaction with any Related Person was identified.

STANDARD OF ETHICS AND CODE OF CORPORATE CONDUCT
The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website (www.rayonier.com).
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; PROCESSES AND PROCEDURES
Keith E. Bass, Scott R. Jones, Richard D. Kincaid, Blanche L. Lincoln, and V. Larkin Martin each served as members of our Compensation Committee during the fiscal year ended December 31, 2019. No member of the Compensation Committee served as one of our officers or employees at any time during 2019 or had any Related Person Transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serve, or served during 2019, as a member of the board of directors and compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

14	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL NO. 2 — NON-BINDING ADVISORY VOTE ON “SAY-ON-PAY”
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), the requirements of Section 14A of the Exchange Act and related SEC rules, and the preference expressed by a majority of our shareholders at our 2019 Annual Meeting, we are providing shareholders with an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis ("CD&A") beginning on page 16, and in the tables and other narrative disclosure in this Proxy Statement.
As described in detail in such disclosures, our executive compensation programs are designed to focus our senior leaders on the creation of long-term shareholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards. We believe this properly aligns the interests of our executives with those of our shareholders, and with the long-term objectives of the Company.
This proposal provides shareholders with the opportunity to endorse or not endorse our compensation arrangements for our named executive officers through the following resolution:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and related material).”
While this vote is not binding, the Board and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

NAMED EXECUTIVE OFFICERS

Name	Title
David L. Nunes	President and Chief Executive Officer
Mark D. McHugh	Senior Vice President and Chief Financial Officer
Douglas (Doug) M. Long	Senior Vice President, Forest Resources
Christopher (Chris) T. Corr	Senior Vice President, Real Estate Development
Mark R. Bridwell	Vice President, General Counsel and Corporate Secretary

2020 Proxy Statement	15

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS
This CD&A provides information about our 2019 compensation programs for our named executive officers.

CD&A TABLE OF CONTENTS
EXECUTIVE SUMMARY	Page 17
○ Our Compensation Philosophy	Page 17
○ Say-on-Pay	Page 17
○ Compensation Policies and Governance Practices Summary	Page 17
COMPONENTS OF EXECUTIVE COMPENSATION	Page 18
○ Base Salary	Page 19
○ Annual Bonus Program	Page 19
○ Long-Term Incentives	Page 20
OTHER COMPENSATION INFORMATION	Page 21
○ Executive Perquisites	Page 21
○ Retirement Benefits	Page 21
○ Post-Termination and Change in Control Benefits	Page 22
DECISION-MAKING PROCESS	Page 23
○ Role of the Compensation Committee, Management and Advisors	Page 23
○ Compensation Benchmarking	Page 23
COMPENSATION POLICIES AND GOVERNANCE PRACTICES	Page 24
○ Stock Ownership Guidelines	Page 24
○ Prohibition on Hedging and Pledging Share Ownership	Page 24
○ Tax Considerations	Page 24
○ Clawback Policy	Page 24
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	Page 25

16	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY

OUR COMPENSATION PHILOSOPHY. Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while recognizing the need to maintain competitive base pay, retirement, health care, severance and other fixed compensation programs. We generally target total compensation levels consistent with the median of our peer group and survey benchmarks, with an emphasis on long-term incentive compensation. By providing a substantial portion of our named executive officers’ total targeted compensation in the form of long-term incentive awards, we seek to drive sustainable increases in our market valuation and to outperform our peers on a relative total shareholder return basis while promoting equity ownership to further align the interests of our executives with our shareholders.
SAY-ON-PAY. The Compensation Committee carefully considers the results of our shareholders’ advisory “Say-on-Pay” vote. Last year, our shareholders expressed a high level of support for the compensation of our named executive officers, with 97% of the votes cast in favor of our compensation programs and practices.
COMPENSATION POLICIES AND GOVERNANCE PRACTICES SUMMARY.

	WHAT WE DO		WHAT WE DON’T DO
✓	Pay for performance with focus on long-term value creation	✗	No employment agreements
		✗	No single-trigger change in control provisions for equity awards
✓	Maintain robust share ownership and share retention requirements
		✗	No excise tax gross-ups
✓	Maintain a comprehensive clawback policy	✗	No hedging or pledging of Company stock
✓	Avoid compensation practices that encourage inappropriate risk	✗	No excessive executive perquisites
		✗	No repricing of underwater options
✓	Engage an independent compensation consultant and conduct annual compensation review
✓	Maintain an independent Compensation Committee
✓	Cap performance share awards payable if total shareholder return for the period is negative

2020 Proxy Statement	17

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
COMPONENTS OF EXECUTIVE COMPENSATION

PAY ELEMENT	DESCRIPTION AND PURPOSE
Base Salary	•	Fixed cash compensation that recognizes level of responsibilities, experience, expertise and individual performance
	•	Helps attract and retain talented executives
	•	Evaluated against external market data annually
Annual Bonus Program	•	“At risk” performance-based cash compensation that rewards achievement of key annual financial metrics and strategic initiatives
Long-Term Incentives	•	“At risk” equity-based stock compensation that encourages and rewards long-term performance
	•	Two components:
○ Performance shares (weighted 60%), which pay out based on relative total shareholder return over a three-year performance period
○ Time-based restricted stock units (weighted 40%), which vest over five years (in one-third increments on the third, fourth and fifth anniversary of grant)
	•	Aligns management interests with those of our investors
	•	Promotes an “ownership” mentality that fosters the long-term perspective necessary for sustained success
•
Ultimate value of these awards depends upon our performance in delivering value to shareholders both in absolute terms through restricted stock units and relative to our peers through performance shares

Consistent with our compensation philosophy, a substantial majority of senior executive compensation is in the form of variable “at risk” pay, aligning compensation with performance and shareholder value. For 2019, the portion of total target compensation (which is comprised of base salary and targeted annual and long-term incentive award levels) allocated to variable “at-risk” compensation was 81% for our CEO and 65% on average for our other named executive officers.
2019 TARGET COMPENSATION MIX

We do not have specific pay ratios for our CEO as compared to our other senior executives, but the Compensation Committee does take into account internal pay equity factors to ensure that compensation differences within the Company are consistent with respect to different job levels and responsibilities. For example, the Compensation Committee believes that the CEO has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Compensation Committee sets his total compensation at a level appreciably higher in relation to that of other named executive officers, but at a level the Compensation Committee believes is appropriate and reflective of market practice and with a greater portion of his total compensation contingent on our performance.

18	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
BASE SALARY. Base salary is a fixed compensation component intended to compensate our executives based on experience, expertise and job responsibilities. Each year, the Compensation Committee reviews the base salary of our CEO and each of his direct reports, including all of our named executive officers. In making adjustments to base salary levels, the Compensation Committee considers a number of factors including: external market data, the approved annual salary budget, level of responsibilities, experience and breadth of knowledge, and individual performance.
ANNUAL BONUS PROGRAM. Under the Rayonier Non-Equity Incentive Plan, we provide cash compensation in the form of an annual bonus incentive designed to reward executives based on the Company’s financial performance against key budgeted financial metrics and the attainment of identified strategic objectives. The annual bonus program provides for a target bonus award opportunity for each executive, expressed as a percentage of base salary. For 2019, the target bonus award opportunities for the named executive officers were as follows: Mr. Nunes, 125%; Messrs. McHugh and Long, 75%; Mr. Bridwell, 55%; and Mr. Corr, 50%. The Compensation Committee increased target bonus award levels in 2019 for Messrs. Nunes, McHugh and Long and decreased the target award level for Mr. Corr based on their annual review and assessment of competitive compensation positioning for each named executive officer.

Bonus Plan Metrics. Under our 2019 Rayonier Annual Bonus Program, Recurring Cash Flow performance against budget, weighted 80%, and performance against our annual Strategic Objectives and a Quality of Earnings Assessment, weighted 20%, were used to fund the overall bonus pool. The Compensation Committee believes that Recurring Cash Flow provides a strong measure of management performance, as it isolates the operational cash flow performance of the business excluding the impact of extraordinary items (both positive and negative) while also accounting for ongoing capital investment. Recurring Cash Flow is defined as Cash Available for Distribution plus interest expense, which eliminates the impact of capital structure decisions, plus cash taxes. Cash Available for Distribution is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes.
The bonus pool funding level is calculated using the table below, interpolating values between the threshold, target and maximum levels, with zero payout for performance below threshold:

	Threshold	Target	Maximum
Recurring Cash Flow (80%)
Percentage of Budgeted Recurring Cash Flow Achieved	80% of Budget	Budget	110% of Budget
Bonus Pool Funding Level	40% of Target Awards	80% of Target Awards	120% of Target Awards
Strategic Objectives / Quality of Earnings Assessment (20%) – Bonus Pool Funding Level	0% of Target Awards	20% of Target Awards	30% of Target Awards
Total	40% of Target Awards	100% of Target Awards	150% of Target Awards
Under our bonus pool structure, individual awards can be adjusted down to 0% or up to +30% of the calculated payout level, not to exceed 150% of target awards, based on individual performance.
Measuring 2019 Results. Performance results under our annual bonus program with respect to Recurring Cash Flow may be adjusted to take into account material unusual, nonrecurring and non-budgeted items impacting the bonus calculation. For 2019, no adjustments were made to the payouts calculated under the definition of Recurring Cash Flow. Payout at target award levels for 2019 required achievement of Recurring Cash Flow of $188.2 million, representing the annual budgeted amount approved by the Board in December 2018. Actual Recurring Cash Flow for 2019 was $182.6 million, resulting in funding for the financial performance component at 74.1% of target.

Our strategic objectives for 2019 centered around pursuing value accretive growth through a targeted investment strategy, increasing export capacity for the U.S. South, executing on initiatives to improve efficiencies, reduce costs and streamline decision-making, enhancing market intelligence and analytical tools, further developing and refining strategies in our Real Estate segment, developing a long-term ESG strategy, commencing efforts to achieve certification under OSHA's Voluntary Protection Program (VPP) and evaluating strategic partnerships with our contractors.

2020 Proxy Statement	19

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
After assessing performance for 2019 against the identified strategic objectives, and after reviewing a detailed variance analysis of budget versus actual financial performance, the Compensation Committee approved a payout of 30% for the strategic objectives and quality of earnings component, bringing the overall payout level to 104.1% of target awards for each named executive officer. In making this determination, the Compensation Committee was pleased with management’s focus throughout the year on enhancing long-term shareholder value. Specifically, the Compensation Committee recognized the challenges management faced in our markets, including the impacts of the China trade tariffs and European spruce salvage volumes, and the steps management took to offset these impacts, including deferring annual harvest volumes in areas most affected. The Committee was also pleased with management’s performance against an ambitious set of strategic initiatives, the high level of acquisition activity completed during the year and the increased revenues generated by our non-timber income activities.
Final 2019 Bonus Awards. The final annual bonuses earned by our named executive officers for 2019 were approved by the Compensation Committee and, for Mr. Nunes, by our independent directors, in February 2020, and appear in the Summary Compensation Table on page 26, under the heading “Non-Equity Incentive Plan Compensation.” As discussed above, the bonus pool funding for 2019 was 104.1% of target, and no adjustments were made to the earned bonuses for the named executive officers.
LONG-TERM INCENTIVES. The Rayonier Incentive Stock Plan provides the Compensation Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. Long-term incentive awards allow us to offer a competitive overall compensation package, and also provide opportunities for share ownership by our executives in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and commitment to creating shareholder value.
In 2019, the Compensation Committee elected to increase the time-based restricted stock unit component of long-term incentive compensation from 30% to 40%, with the performance share component thereby decreasing from 70% to 60%. The Compensation Committee believes this change enhances the long-term ownership culture that we seek to promote among our executives, and places a greater proportion of long-term incentives on a five-year vesting period (versus the three-year vesting period of performance shares), reinforcing the long-term nature of our business and providing a retention incentive for our executives. The Compensation Committee believes this mix provides a strong incentive to our executives to focus on the ongoing creation of shareholder value and to deliver sustained increases in the Company’s market valuation and performance relative to our peers on a total shareholder return basis. In setting the grant date value of target long-term incentives to be awarded to each named executive officer, the Compensation Committee considers external market pay data, performance and potential, as discussed below under “Compensation Benchmarking.”
The Compensation Committee may also award one-time equity grants for special purposes, such as new hire, promotion or retention. These awards typically take the form of time-based restricted stock unit grants. No such one-time awards were granted to any named executive officer in 2019. Long-term incentive awards for 2019 are reflected in the “Summary Compensation Table” on page 26 and the “Grants of Plan-Based Awards” table on page 28. Long-term incentive payouts in 2019, if any, are reflected in the “Option Exercises and Stock Vested” table on page 30.
Time-Based Restricted Stock Units. The time-based restricted stock unit awards vest in one-third increments on the third, fourth and fifth anniversaries of the grant date. The longer vesting period is designed to better align the interests of our senior leadership team with the interests of our shareholders by focusing on the long-term success of our company.
Performance Shares. The target award level is determined at the beginning of a 36-month performance period. Performance share awards were approved by the Compensation Committee (and, for the CEO, by our independent directors) in February 2019 and the performance period began on April 1, 2019 and ends on March 31, 2022.
The payout, if any, will be based on the level of economic return we produce for our shareholders (referred to as total shareholder return or “TSR”) relative to that produced by the 2019 Performance Share Peer Group, chosen by the Compensation Committee as those companies most likely to be considered “operational competitors” of Rayonier’s core businesses.

TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. The 2019 Performance Share Award Program awards will be paid out, if at all, in April 2022 after the end of the performance period on March 31, 2022, based on our relative TSR performance percentile ranking against the peer group, as follows:

20	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Percentile Rank	Payout Level (Expressed As Percent of Target Award Shares)
80th and Above	200%
51st – 79th	100% (plus 3.33% for each incremental percentile position over the 50th Percentile)
50th	100%
31st – 49th	30% (plus 3.5% for each incremental percentile position over the 30th Percentile)
30th	30%
Below 30th	0%
The payout percentage is capped at 100% of target if Rayonier’s TSR for the performance period is negative.
The 2019 Performance Share Peer Group includes a custom peer group of timber companies and the companies comprising the real estate segment of the S&P 400 Midcap Index as shown below. As the timber companies are considered our closest competitors, they are counted 8 times within the TSR performance calculation while the real estate peers are counted one time.

Custom Peer Group
Catchmark Timber Trust (8x)	Pope Resources (8x)*
PotlatchDeltic Corporation (8x)	Weyerhaeuser (8x)
Alexander & Baldwin, Inc.	Highwoods Properties, Inc	Omega Healthcare Investors, Inc.
American Campus Communities	Hospitality Properties Trust	Reology Holding Corporation
Camden Property Trust	JBG Smith Properties	Sabra Healh Care REIT Inc.
CoreSite Realty Corporation	Jones Lang LaSalle Incorporated	Senior Housing Properties Trust
Core Civic, Inc.	Kilroy Realty Corporation	Tanger Factory Outlet Centers, Inc.
Corporate Office Properties Trust	Lamar Advertising Company	Taubman Centers, Inc.
Cousins Properties Incorporated	LaSalle Hotel Properties	The GEO Group, Inc.
CyrusOne Inc.	Liberty Property Trust	Uniti Group Inc.
Douglas Emmett, Inc	Life Storage, Inc.	Urban Edge Properties
EPR Properties	Mack-Cali Realty Corporation	Weingarten Realty Investors
First Industrial Realty Trust Inc.	Medical Properties Trust, Inc.
Healthcare Realty Trust Inc.	National Retail Properties, Inc.
*In January 2020, Rayonier entered into a definitive merger agreement with Pope Resources under which Rayonier will acquire all of the outstanding limited partnership units of Pope Resources for consideration consisting of equity and cash. The transaction is expected to close in mid-2020, subject to approval of the transaction by the unitholders of Pope Resources and other customary closing conditions and regulatory approvals. As a result of the pending merger, and consistent with the terms of the 2019 Performance Share Award Program, Pope Resources will be removed from the peer group upon closing.
OTHER COMPENSATION INFORMATION
EXECUTIVE PERQUISITES. In addition to benefits that are available broadly to our employees, Rayonier executive officers are eligible to participate in the Executive Physical Program. Each executive-level employee of the Company is encouraged to have a physical examination every year. The Company does not offer any other executive perquisites.
RETIREMENT BENEFITS. We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers, to the extent such employees are eligible participants under the plan terms:

•	the Rayonier Investment and Savings Plan for Salaried Employees (our 401(k) plan);
•	the Rayonier Inc. Supplemental Savings Plan;
•	the Retirement Plan for Salaried Employees of Rayonier;
•	the Rayonier Excess Benefit Plan; and
•	the Rayonier Salaried Retiree Medical Plan.
The benefits available under the plans listed above are intended to provide income replacement after retirement, primarily through distributions from a 401(k) or other deferred compensation plan. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to

2020 Proxy Statement	21

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
remain with the Company with a focus on building sustainable value over the long term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.
Our defined contribution retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. As a supplement to our 401(k) plan, the Excess Savings and Deferred Compensation Plan is designed to provide eligible employees and executives with a convenient and efficient opportunity to save for retirement while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 32.
Our defined benefit pension plans, the Retirement Plan for Salaried Employees of Rayonier and the Rayonier Excess Benefit Plan, were closed to new employees on January 1, 2006. On December 31, 2016, benefits under our defined benefit pension plans were frozen for all participants. No additional benefits will be accrued under these plans. Of our named executive officers, only Mr. Long is a participant in these plans. Our other named executive officers were hired after January 1, 2006 and are ineligible to participate. For detailed descriptions of our Retirement Plan for Salaried Employees and the Rayonier Excess Benefit Plan, see the discussion following the “Pension Benefits” table on page 30.
For those eligible participants who were employed prior to the January 1, 2006 closure to new participants, the Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees who are plan participants.
The Compensation Committee reviews these retirement benefits programs periodically to evaluate their continued competitiveness.
POST-TERMINATION AND CHANGE IN CONTROL BENEFITS
Severance Pay Plan. The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to our named executive officers ranges from 20 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.
Executive Severance Pay Plan. The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan,” reflects the Compensation Committee’s view that it is critical to encourage executive retention and that the continued attention and dedication of our senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue financial concern over whether the transaction would jeopardize the executives’ own employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Compensation Committee, which currently include all of our named executive officers, in the event of a change in control of the Company. Any benefits payable require a “double-trigger,” meaning in addition to a change in control, the executive must be involuntarily terminated (other than “for cause”) or resign for “good reason” before any payments or benefits are triggered. If the executive is involuntarily terminated (other than “for cause”) or resigns for “good reason” within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. The Executive Plan has no excise tax gross-up provision. The Executive Plan includes a best net benefit provision, which provides eligible executives with the greater of (1) the full benefit, with the executive personally responsible for paying the excise tax, or (2) a capped benefit, with the amount reduced just below the threshold for triggering the excise tax. The Compensation Committee reviews the Executive Plan annually and retains the discretion to terminate the Executive Plan, or to include or exclude any executive, including any named executive officer, at any time prior to a change in control. As of December 31, 2019, Messrs. Nunes, McHugh, Corr and Long are included as Tier I executives, and Mr. Bridwell is included as a Tier II executive.
The potential payments under the Executive Plan are calculated in the “Potential Payments upon Termination or Change in Control” table on page 32.

22	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
DECISION-MAKING PROCESS

ROLE OF THE COMPENSATION COMMITTEE, MANAGEMENT AND ADVISORS. The Compensation Committee has responsibility for establishing our compensation philosophy and for monitoring our adherence to it. The Compensation Committee reviews and approves compensation levels for all executive officers as well as all compensation, retirement, perquisite and benefit programs applicable to such officers. The Compensation Committee establishes annual performance objectives for the CEO, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board. All of these functions are set forth in the Compensation Committee’s Charter, which is available on our website (www.rayonier.com) located under the Corporate Governance tab on our Investor Relations page and is reviewed annually by the Compensation Committee.
The Compensation Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure that all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle. Working with the Compensation Committee Chair, our Vice President, Human Resources and Information Technology prepares an agenda and supporting materials for each meeting. Our Vice President, Human Resources and Information Technology, and our Vice President, General Counsel and Corporate Secretary, along with Mr. Nunes, generally attend Compensation Committee meetings by invitation, but are excused for executive sessions. The Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.
The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged a compensation consulting firm, FW Cook, to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving the CEO and the programs generally applicable to senior executives. FW Cook does not provide any services other than consulting services related to executive and Board compensation. The Compensation Committee has assessed the independence of our compensation consultant against the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is or was raised by their work for the Compensation Committee.
COMPENSATION BENCHMARKING. In an effort to provide a competitive compensation package and to attract, motivate and retain a talented management team, the Compensation Committee studies market norms among our industry peers and references broad-based general industry and REIT compensation surveys for comparably sized companies. The Compensation Committee also considers the expertise and experience level of a given executive as well as individual, Company and market factors.

In setting 2019 compensation levels for senior executives, including each of the named executive officers, the Compensation Committee referenced median compensation levels at comparably sized general industry and real estate companies using a blend of two survey sources: (1) the TowersWatson CDB Executive Compensation Survey for companies with revenues of $1 billion to $3 billion; and (2) the NAREIT Compensation Survey for companies with total capitalization between $3 billion and $10 billion. Because our market capitalization relative to our revenue base is significantly larger than many general industry companies in the TowersWatson survey, the selection of a peer group based solely on revenue tends to create a negative bias in compensation benchmarks relative to the selection of a peer group based solely on market capitalization. To account for this bias, FW Cook calculated the median revenue-to-total-capitalization ratio for the companies in the S&P 400 Midcap Index (~0.45x times) and applied that ratio to our total capitalization to derive an adjusted revenue scope for the TowersWatson survey, which fell within the $1 billion to $3 billion revenue "bucket" within the survey.
For our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer, the Compensation Committee also reviewed compensation practices and levels of our industry peer companies, as disclosed in each company’s annual proxy statement. These companies, listed below, are evaluated each year and chosen by the Compensation Committee as those most likely to be considered “operational competitors.”

Peer Companies
Catchmark Timber Trust	Pope Resources
PotlatchDeltic Corporation	Weyerhaeuser

2020 Proxy Statement	23

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
For 2019, target total direct compensation (consisting of base salary, target annual bonus and target long-term incentive award) levels for our named executive officers on average were generally consistent with the median of the compensation surveys discussed above.
COMPENSATION POLICIES AND GOVERNANCE PRACTICES
STOCK OWNERSHIP GUIDELINES. We believe that share ownership requirements help to further focus the senior leadership team on the long-term success of our businesses and the interests of our shareholders. All executives at the Vice President level and above are required to acquire and hold, within five years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary. In 2019, to further emphasize our ownership ethic and more strongly align the interests of management with long-term shareholder value, we increased our ownership requirements as multiples of base salary for our Chief Executive Officer from 6x to 8x, Chief Financial Officer from 2x to 4x, Senior Vice Presidents from 2x to 3x and Vice Presidents on the Senior Leadership Team from 1x to 2x as shown below:

Position	Ownership Requirement
Chief Executive Officer	8x
Executive Vice Presidents & Chief Financial Officer	4x
Senior Vice Presidents	3x
Vice Presidents on Senior Leadership Team	2x
Vice Presidents	1x

We also require that each independent director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer. Prior to satisfying his or her ownership requirement, a director or executive is prohibited from selling any Rayonier shares other than shares withheld or sold to satisfy taxes in connection with a performance share payout, restricted stock vesting or stock option exercise. All of our directors and executive officers have met or are on track to meet their ownership requirements within the required period.
PROHIBITION ON HEDGING AND PLEDGING SHARE OWNERSHIP. Our executive officers and directors are not permitted to hedge their economic exposure to our common shares, to hold their ownership interests in our common shares in a margin account or to otherwise pledge their common shares as collateral for a loan. A more detailed description of our prohibition on hedging and pledging is included in the “Share Ownership of Directors and Executive Officers” section on page 37 and is incorporated in this CD&A by reference.
TAX CONSIDERATIONS. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for certain of our named executive officers. In reviewing and establishing our compensation program and payments, the Compensation Committee considers the anticipated tax treatment to Rayonier and the named executive officers. However, deductibility of compensation is only one factor that the Compensation Committee takes into account in setting executive compensation, and the Compensation Committee retains the flexibility to award compensation that is not deductible in its discretion.
CLAWBACK POLICY. We have an extensive “Clawback Policy” that provides the Compensation Committee discretion to recover incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct. Detrimental conduct includes failure to comply with material policies of the Company, committing an illegal act in connection with the performance of a covered employees’ duties or taking any action or failing to take action which puts the Company at material risk. The financial restatement provision of the policy applies to Section 16 Officers and allows the Compensation Committee to recover the difference between the incentive-based awards paid and the value that would have been paid had the restated financial information been known at the time the award was paid. The detrimental conduct provision applies to a broader group of management and provides the Compensation Committee discretion to recover all or a portion of any incentive awards paid or outstanding during the prior 36 months.

24	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the CD&A be included in this Proxy Statement, which is incorporated by reference into the Company’s 2019 Annual Report on Form 10-K filed with the SEC.
The Compensation and Management Development Committee:

Scott R. Jones, Chair	Richard D. Kincaid
Keith E. Bass	V. Larkin Martin
Blanche L. Lincoln

2020 Proxy Statement	25

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
This table discloses compensation for 2019, 2018 and 2017 for Rayonier’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1) (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
David Nunes	2019	$775,000	—	$2,707,451	—	$1,008,470	—	$192,081	$4,683,002
President & Chief	2018	$693,750	—	$2,496,488	—	$1,005,940	—	$122,320	$4,318,498
Executive Officer	2017	$668,750	—	$1,917,101	—	$969,690	—	$107,250	$3,662,791
Mark McHugh	2019	$463,750	—	$974,669	—	$362,070	—	$53,057	$1,853,546
SVP & Chief	2018	$426,500	—	$721,191	—	$401,980	—	$48,012	$1,597,683
Financial Officer	2017	$412,000	—	$629,907	—	$388,310	—	$37,824	$1,468,041
Doug Long	2019	$390,000	—	$541,491	—	$304,490	$302,741	$37,719	$1,576,441
SVP, Forest	2018	$355,000	—	$416,094	—	$283,110	—	$33,095	$1,087,299
Resources	2017	$322,500	—	$383,414	—	$257,190	$301,065	$28,710	$1,292,879
Chris Corr	2019	$350,000	—	$270,761	—	$182,170	$687	$39,625	$843,243
SVP, Real Estate	2018	$347,500	—	$388,352	—	$182,910	$977	$44,173	$963,912
Development	2017	$340,000	—	$383,414	—	$271,150	$709	$34,691	$1,029,964
Mark Bridwell	2019	$352,750	—	$351,988	—	$201,970	—	$44,386	$951,094
VP, General	2018	$337,500	—	$360,616	—	$269,160	—	$42,020	$1,009,296
Counsel & Corp	2017	$327,500	—	$356,030	—	$261,180	—	$38,767	$983,477
Secretary

(1)	Represents the aggregate grant date fair value for performance share and restricted stock unit awards, computed in accordance with FASB ASC Topic 718 granted in 2019, 2018 and 2017. For 2019, the Stock Awards column includes the grant date fair value of performance shares and restricted stock awards as follows:

	Performance Shares	Restricted Stock
Mr. Nunes	$1,707,451	$1,000,000
Mr. McHugh	$614,674	$359,995
Mr. Long	$341,497	$199,994
Mr. Corr	$170,749	$100,013
Mr. Bridwell	$221,981	$130,007

Performance share payouts are based on market conditions and as such, the awards are valued using a Monte Carlo simulation model. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” section included in the notes to our financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2019, 2018 and 2017.
(2)	For 2019, the following amounts reflect the grant date fair value of the performance share awards, assuming that the highest level of performance is achieved under the 2019 Performance Share Award Program: Mr. Nunes, $3,000,001; Mr. McHugh, $1,079,985; Mr. Long, $600,013; Mr. Corr, $300,006; and Mr. Bridwell, $390,021.
(3)	Represents awards under the 2019, 2018 and 2017 bonus programs discussed in the CD&A beginning on page 16.
(4)
For Mr. Long, these amounts represent the annual change in actuarial present value of the participant’s pension benefit under the Company’s retirement plans. For 2018, Mr. Long’s aggregate change in pension value was negative. In accordance with SEC rules, the value shown in the table for 2018 is zero. Mr. Long’s actual change in pension value from December 31, 2017 to December 31, 2018 was $(133,018). For Mr. Corr, these amounts represent above market interest on nonqualified deferred compensation. Excess Base Salary and Annual Bonus Deferral account balances under our Excess Savings and Deferred Compensation Plan earn a rate of return equal to 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported.

26	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

(5)	For each year presented, these amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, our 401(k) Plan; Company contributions to the Rayonier Excess Savings and Deferred Compensation Plan; interest paid on dividend equivalents; relocation benefits and related tax gross-ups; and the costs of executive physical examinations. The amounts reflect 401(k) Plan Company contributions as follows: for 2019: Messrs. Nunes, McHugh, Long, Corr, and Bridwell, $18,480; for 2018: Messrs. Nunes, McHugh, Long, Corr, and Bridwell, $18,150; for 2017: Messrs. Nunes, McHugh, Long, Corr, and Bridwell, $17,820. The amounts reflect Excess Savings Company contributions as follows: for 2019: Mr. Nunes, $99,062, Mr. McHugh, $29,011, Mr. Long,$15,753, Mr. Corr, $16,692, and Mr. Bridwell, $22,566; for 2018: Mr. Nunes, $91,637, Mr. McHugh, $25,684, Mr. Long, $12,996, Mr. Corr, $22,681, and Mr. Bridwell, $21,363; for 2017: Mr. Nunes, $89,430, Mr. McHugh, $17,606, Mr. Long, $10,890, Mr. Corr, $16,871 and Mr. Bridwell, $20,947. The amount reflects interest paid on dividend equivalents associated with restricted stock and performance shares as follows: for 2019: Mr. Nunes, $74,539, Mr. McHugh, $5,566, Mr. Long, $3,340, Mr. Corr, $4,453, and Mr. Bridwell, $3,340; for 2018: Mr. Nunes, $12,533, Mr. McHugh, $4,178, Mr. Long, $1,880, Mr. Corr, $3,342, and Mr. Bridwell, $2,507; for 2017: Mr. McHugh, $2,398. All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of David Nunes, our President and Chief Executive Officer (our “CEO”). For fiscal 2019:

•	The median of the annual total compensation of all employees of our Company (other than our CEO) was $106,120; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $4,683,002.
Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 44 to 1.
Because there was no change in our employee population or compensation arrangements in the past year that we believe would significantly impact the pay ratio disclosure, we used the same median employee identified in 2017 for our 2019 pay ratio.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we used the following methodology and material assumptions, adjustments and estimates:

•	We determined that, as of December 31, 2017, our employee population consisted of 345 employees, with 72% of these individuals located in the United States and 28% located in New Zealand. This population consisted of our full-time, part-time, and temporary employees. We selected December 31, 2017, as the date upon which we would identify the “median employee”.
•	To identify the median employee from our employee population, we compared the amount of salary paid in 2017, annual cash incentive compensation awarded in 2017, and the grant date fair value of equity awards granted in 2017 for each employee. In making this determination, we annualized the compensation of one part-time and 31 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
•	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2019 Summary Compensation Table included in this Proxy Statement.

2020 Proxy Statement	27

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
GRANTS OF PLAN-BASED AWARDS
This table discloses potential payouts under the 2019 Rayonier Annual Bonus Program and the 2019 Performance Share Award Program along with 2019 restricted stock unit awards for our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Approval Date	Thres- hold	Target	Maxi- mum	Thres- hold (#)	Target (#)	Maxi- mum (#)
David Nunes	—	—	$387,500	$968,750	$1,453,125
	4/1/2019	2/21/2019				14,178	47,259	94,518		$1,707,451
	4/1/2019	2/21/2019							31,506	$1,000,000
Mark McHugh	—	—	$139,125	$347,813	$521,720
	4/1/2019	2/21/2019				5,104	17,013	34,026		$614,674
	4/1/2019	2/21/2019							11,342	$359,995
Doug Long	—	—	$117,000	$292,500	$438,750
	4/1/2019	2/21/2019				2,836	9,452	18,904		$341,497
	4/1/2019	2/21/2019							6,301	$199,994
Chris Corr	—	—	$70,000	$175,000	$262,500
	4/1/2019	2/21/2019				1,418	4,726	9,452		$170,749
	4/1/2019	2/21/2019							3,151	$100,013
Mark Bridwell	—	—	$77,605	$194,013	$291,020
	4/1/2019	2/21/2019				1,843	6,144	12,288		$221,981
	4/1/2019	2/21/2019							4,096	$130,007

(1)	Reflects potential awards under the 2019 Rayonier Annual Bonus Program. Awards can range from 0% to 150% of the target award. See the “Annual Bonus Program” section of the CD&A beginning on page 19. The actual amount earned by each named executive officer for 2019 is reflected in the Summary Compensation Table on page 26 under the “Non-Equity Incentive Plan Compensation” column.
(2)	Reflects potential awards, in number of shares, under the 2019 Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the CD&A beginning on page 20.
(3)	Reflects awards of time-based restricted stock units, in number of shares, under the 2019 Rayonier Incentive Stock Plan.
(4)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Values for equity incentive plan awards subject to market conditions are valued using a Monte Carlo simulation model.

28	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
This table discloses outstanding stock option, performance share and restricted stock/unit awards for the named executive officers as of December 31, 2019.

		Option Awards				Stock Awards
								Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Number of Unearned Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units That Have Not Vested (4)
David Nunes	4/1/2019					31,506(A)	$1,032,137	94,518	$3,096,410
	4/2/2018					19,385(B)	$635,053	90,466	$2,963,666
	4/3/2017					18,545(C)	$607,534	86,542	$2,835,116
	4/1/2016					12,872(D)	$421,687
	4/1/2015					5,680(E)	$186,077
Mark McHugh	4/1/2019					11,342(A)	$371,564	34,026	$1,114,692
	4/2/2018					5,600(B)	$183,456	26,134	$856,150
	4/3/2017					6,093(C)	$199,607	28,436	$931,563
	4/1/2016					4,023(D)	$131,793
	4/1/2015					1,894(E)	$62,047
Doug Long	4/1/2019					6,301(A)	$206,421	18,904	$619,295
	4/2/2018					3,231(B)	$105,848	15,078	$493,955
	4/3/2017					3,709(C)	$121,507	17,308	$567,010
	4/1/2016					2,414(D)	$79,083
	4/1/2015					852(E)	$27,912
	1/2/2014	1,850		$31.28	1/2/2024
	1/2/2013	1,400		$38.69	1/2/2023
	1/3/2012	1,654		$32.65	1/3/2022
	1/3/2011	1,468		$27.22	1/3/2021
Chris Corr	4/1/2019					3,151(A)	$103,227	9,452	$309,648
	4/2/2018					3,016(B)	$98,804	14,072	$460,999
	4/3/2017					3,709(C)	$121,507	17,308	$567,010
	4/1/2016					3,218(D)	$105,422
	4/1/2015					1,515(E)	$49,631
	1/2/2014	7,421		$31.28	1/2/2024
Mark Bridwell	4/1/2019					4,096(A)	$134,185	12,288	$402,555
	4/2/2018					2,800(B)	$91,728	13,068	$428,108
	4/3/2017					3,444(C)	$112,825	16,072	$526,519
	4/1/2016					2,414(D)	$79,083
	4/1/2015					1,136(E)	$37,215
	7/1/2014	4,493		$34.98	7/1/2024
	1/2/2014	1,106		$31.28	1/2/2024
	1/2/2013	842		$38.69	1/2/2023
	1/3/2012	567		$32.65	1/3/2022
	1/3/2011	602		$27.22	1/3/2021

2020 Proxy Statement	29

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

(1)	Option awards vested and became exercisable in one-third increments on the first, second and third anniversaries of the grant date.
(2)	(A) Amounts reflect time-based restricted stock units granted as part of our 2019 long-term incentive program on April 1, 2019, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(B) Amounts reflect time-based restricted shares granted as part of our 2018 long-term incentive program on April 2, 2018, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(C) Amounts reflect time-based restricted shares granted as part of our 2017 long-term incentive program on April 3, 2017, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(D) Amounts reflect time-based restricted shares granted as part of our 2016 long-term incentive program on April 1, 2016, which vest in equal one-third increments on the third, fourth, and fifth anniversaries of the grant date.
(E) Amounts reflect time-based restricted shares granted under our 2015 long-term incentive program on April 1, 2015, which vest in equal one-third increments on the third, fourth and fifth anniversaries of the grant date.
(3)	Represents awards under the Performance Share Award Program for 2017, 2018 and 2019, each with a 36-month performance period commencing on April 1 and ending on March 31 of the applicable years. Awards for the relevant performance share program period are immediately vested following the performance period upon the Compensation Committee’s certification of performance results and the amount earned. Under the Performance Share Award Program, the actual award value can range from zero to 200% of target. See the “Performance Shares” section of the CD&A beginning on page 20. The disclosure for 2017, 2018 and 2019 Performance Share Award Programs reflect the maximum payout level of 200%.
(4)	Value based on the December 31, 2019 closing share price of $32.76.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth for each named executive officer the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
David Nunes	—	—	184,512	$5,734,358
Mark McHugh	—	—	31,176	$996,344
Doug Long	1,116	$6,463	18,420	$588,741
Chris Corr	—	—	24,941	$797,082
Mark Bridwell	—	—	18,704	$597,755

(1)	The amount shown represents the market value of our common stock at exercise less the exercise price multiplied by the number of options that were exercised.
(2)	The amounts shown represent the value realized by our named executive officers upon vesting of restricted stock and payouts under the 2016 Performance Share Award Program. Performance shares under our 2016 Performance Share Award Program paid out at 193.7% based on our TSR for the three year period of 32.1% which placed us at the 70.6th percentile among our real estate peer group and at the 100th percentile among our timber peer group. The amounts shown are calculated using the closing market price of our common stock on the vesting date and do not take into account tax obligations that arise upon vesting.

PENSION BENEFITS
The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax-qualified retirement plan (“Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a nonqualified retirement plan (“Excess Plan”), at the earliest eligible retirement age. The named executive officers who are not listed in the table are not participants in and have no accumulated benefit under either the Retirement Plan or the Excess Plan. The Retirement Plan and Excess Plan were closed to new participants effective January 1, 2006. On December 31, 2016, benefits were frozen for all participants.

30	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Doug Long	Rayonier Salaried Employees Retirement Plan	21.6	$1,063,551	—
	Rayonier Excess Benefit Plan		$157,442	—

(1)	Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2019. For December 31, 2019, an interest rate of 3.06% was used and the mortality assumptions were the Pri-2012 mortality tables with a fully generational projection using scale MP-2019. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering all eligible salaried employees hired prior to January 1, 2006. This plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. The plan was closed to new participants on January 1, 2006. Effective December 31, 2016, the plan was amended to freeze benefits for all employees participating in the plan.
For the period through December 31, 2003, the annual pension amounted to 2% of a participant’s average final compensation for each of the first 25 years of benefit service, plus 1.5% of the participant’s average final compensation for each of the next 15 years of benefit service, reduced by 1.25% of the participant’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the participant’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of the participant’s final average compensation for each year of benefit service to a maximum of 40 years.
A participant is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a participant eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a participant eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).
A participant’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the participant’s average annual base salary for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average, plus (2) the participant’s average approved bonus payments for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average.

Rayonier adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds Section 415 of the Code limitations or whose benefit is limited on account of the Section 401(a)(17) of the Code limitation on compensation are participants in the Excess Plan; The practical effect of the Excess Plan was to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan were eligible under the Excess Plan, however, benefits under the plan were only accrued to those employees who are affected by the Code limits and only through December 31, 2016 due to the freeze on the Retirement Plan.

2020 Proxy Statement	31

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (2)
David Nunes	$81,856	$99,062	$17,274	—	$655,925
Mark McHugh	$16,865	$29,011	$2,956	—	$128,453
Doug Long	$4,400	$15,753	$1,079	—	$50,266
Chris Corr	—	$16,692	$6,582	—	$211,859
Mark Bridwell	$12,315	$22,566	$3,157	—	$128,437

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 26.
(2)	To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year. The Rayonier Inc. Supplemental Savings Plan (“Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment and Savings Plan for Salaried Employees (“Savings Plan”) and an Excess Base Salary and Bonus Deferral component.

The Excess Savings Plan supplements the qualified 401(k) plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to tax-qualified 401(k) plans. Participants can contribute up to 6% of total base salary and bonus. The Company contributes matching contributions up to 3.6% of total base salary and bonus (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants, and the Rayonier matching contributions, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2019 was 2.99%. Excess Savings Plan participants may elect to receive a lump sum or annual installments upon termination of employment.
The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2019 was 3.58%. Excess Base Salary and Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date. Of our named executive officers, only Mr. Corr participates in the Excess Base Salary and Bonus Deferral component of the Excess Savings Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table below reflects the potential payments to which each of our named executive officers would have been entitled upon an involuntary termination without cause or voluntary termination for good reason occurring on December 31, 2019 within 24 months after a change in control. All payments are as provided under the Executive Severance Pay Plan discussed on page 22 of the CD&A. All severance payments made under the Executive Severance Pay Plan are made in a lump sum following a qualifying termination of employment.
In all other cases of termination of employment, whether voluntary or involuntary, our named executive officers would be entitled to accrued salary, vacation pay, regular pension benefits and welfare benefits on the same basis as would be provided to salaried employees generally, as well as 401(k) and nonqualified deferred compensation distributions. Other than in connection with a change in control, upon a qualifying termination, a named executive officer may be entitled to payments under our Severance Pay Plan, a plan in which all salaried employees participate on a non-discriminatory basis.

32	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS

Name	Scheduled Severance (1)	Bonus Severance (2)	Pension / 401(k) Benefit (3)	Medical / Welfare and Outplacement Benefits (4)	Acceleration of Equity Awards (5)
David Nunes Involuntary or voluntary for good reason termination within 24 months after change in control	$2,400,000	$2,931,879	$246,356	$74,073	$7,330,083
Mark McHugh Involuntary or voluntary for good reason termination within 24 months after change in control	$1,425,000	$1,168,104	$129,093	$72,797	$2,399,670
Doug Long Involuntary or voluntary for good reason termination within 24 months after change in control	$1,200,000	$877,500	$411,040	$75,696	$1,380,900
Chris Corr Involuntary or voluntary for good reason termination within 24 months after change in control	$1,050,000	$639,684	$88,491	$75,532	$1,147,419
Mark Bridwell Involuntary or voluntary for good reason termination within 24 months after change in control	$714,000	$526,810	$62,928	$30,963	$1,133,627

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Severance Pay Plan (3 times for Tier I, 2 times for Tier II). As of December 31, 2019, Messrs. Nunes, McHugh, Corr and Long are included as Tier I executives and Mr. Bridwell is included as a Tier II executive.
(2)	Represents the applicable tier multiplier (3 times for Tier I and 2 times for Tier II) times the Applicable Bonus Amount. The Applicable Bonus Amount is the greater of: (i) the average of the bonus amounts actually paid in the three year period comprised of the year of the qualifying event and the two immediately preceding calendar years; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination. Named executive officers also receive a pro-rata bonus amount equal to the Applicable Bonus Amount multiplied by a fraction, the numerator of which is the number of months lapsed in the then current year prior to the qualifying termination and the denominator of which is twelve.
(3)	Represents three additional years of participation in the Savings Plan at the executive’s current contribution levels, and for Mr. Long, the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans.
(4)	Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; and (ii) up to $30,000 in outplacement services.
(5)	Restricted stock, restricted stock units, and performance shares (at target) were valued using the closing price of the Company stock on December 31, 2019. Outstanding stock option awards are fully vested and therefore, not included. Under the Executive Severance Pay Plan, upon a qualifying termination, (i) all outstanding restricted stock, restricted stock units and stock options vest in full, (ii) with respect to any performance shares for which the performance period is more than 50% complete, the shares vest based on actual performance achievement or, if greater, at target, and (iii) with respect to any performance shares for which the performance period is not more than 50% complete, the performance shares vest at target.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 22, which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans as of December 31, 2019, are indicated in the Nonqualified Deferred Compensation table on page 32. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to our tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table on page 30.
A constructive termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Severance Pay Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Severance Pay Plan if he or she was terminated for cause. A termination

2020 Proxy Statement	33

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by our Board; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.
The Company may condition payment of a portion of an executive’s severance benefits (generally, not to exceed the executive’s base salary multiplied by the applicable tier multiplier) upon his or her agreement to adhere to confidentiality covenants for two years following a qualifying termination, as well as to refrain from disparaging the Company or its products; competing directly with the Company; inducing clients to reduce or terminate their business with the Company; or inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by the Company to enforce such covenants.
Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Section 409A of the Code, which regulates deferred compensation. The Company has established two rabbi trusts related to the Executive Severance Pay Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Severance Pay Plan were the Company not to meet its obligations. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Severance Pay Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2019 regarding all compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,173,471	(1)	$33.30	3,777,988	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,173,471		$33.30	3,777,988

(1)	Consists of 414,402 outstanding stock options awarded under the 2004 Incentive Stock Plan and the Rayonier Incentive Stock Plan, 656,772 performance shares (assuming maximum payout) and 102,297 restricted stock units awarded under the Rayonier Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares or restricted stock units into account.
(2)	Consists of shares available for future issuance under the Rayonier Incentive Stock Plan.

34	Rayonier Inc.

PROPOSAL NO. 2 — COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On February 20, 2020, the Audit Committee appointed Ernst & Young, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020. Although submission of the appointment for ratification by the shareholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Ernst & Young, LLP, the Audit Committee may reconsider the selection of the independent registered public accounting firm for the Company for 2020, but is not required to take any action as a result of the outcome of the vote.
Ernst & Young, LLP has served as the Company’s independent registered public accounting firm since 2012. In determining whether to reappoint Ernst & Young, LLP, the Audit Committee considered, among other things:

•	the scope of and overall plans for the annual audit;
•	the pre-approved non-audit services that Ernst & Young, LLP provides to the Company and related fees to ensure their compatibility with Ernst & Young’s independence;
•	the appropriateness of Ernst & Young’s fees;
•	Ernst & Young’s historical and recent performance on the Company’s audit
•	Ernst & Young’s tenure as our independent auditor and the benefits of having a long-tenured auditor; and
•	Ernst & Young’s independence from the Company and management.
Representatives of Ernst & Young, LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee’s role is to assist the Board in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Audit Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee is currently composed of five directors, all of whom have been determined by the Board to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board. A copy of the Audit Committee charter can be found on the Company’s website (www.rayonier.com).
The Company’s management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.

2020 Proxy Statement	35

PROPOSAL NO. 3 — ELECTION OF INDEPENDENT AUDITOR

In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has reviewed and discussed the audited financial statements of the Company, as of December 31, 2019 and 2018, and for each of the three years ended December 31, 2019, with management and its independent registered public accounting firm;

2.
The Audit Committee has discussed with its independent registered public accounting firm the matters required by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as amended;

3.
The Audit Committee has received from and discussed with its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with audit committees concerning independence, and held discussions with its independent registered public accounting firm regarding its independence; and

4.
Based upon the review and discussions described in paragraphs (1) through (3) above, and the Audit Committee’s discussions with management, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

This report is furnished by the members of the Audit Committee.
Dod A. Fraser, Chair
Keith E. Bass
Richard D. Kincaid
Bernard Lanigan, Jr.
Andrew G. Wiltshire
AUDIT COMMITTEE FINANCIAL EXPERT
The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Dod A. Fraser, Richard D. Kincaid and Bernard Lanigan, Jr. are independent of management and qualify as audit committee financial experts.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young, LLP has served as the Company’s independent registered public accounting firm since May 22, 2012. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its shareholders.
Ernst & Young, LLP billed the Company the following fees for services performed in fiscal 2019 and 2018:

	2019	2018
Audit fees	$1,635,236	$1,486,795
Audit-related fees	—	—
Tax fees	376,014	295,034
All other fees	—	—
	$2,011,251	$1,781,829
Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, audit of the income tax accrual, accounting research and consents for SEC filings.
Audit-related fees include services such as internal control reviews, employee benefit plan audits and transaction-related fees.
Tax fees include amounts for income tax services, including tax compliance, tax advice and tax planning. All other fees includes amounts for any other products or services provided other than the services reported in the first three categories.
The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.
The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and allowable non-audit services and associated fees for any individual engagement for which fees are less than $10,000. Any such pre-approval of services and fees by the Chair are reported to the full Audit Committee at its next regular meeting. All of the fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chair of the Audit Committee under the noted delegation of authority.

36	Rayonier Inc.

OWNERSHIP OF AND TRADING IN OUR SHARES

OWNERSHIP OF AND TRADING IN OUR SHARES
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the Common Shares beneficially owned as of February 28, 2020, except as otherwise disclosed below, by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Shares listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (1)	(D) Sum of Columns (A) and (C) as Percent of Class
Keith E. Bass	6,800		*	—	*
Dod A. Fraser	18,764		*	—	*
Scott R. Jones	38,146	(4)	*	—	*
Richard D. Kincaid	38,654		*	—	*
Bernard Lanigan, Jr.	319,708	(6)	*	—	*
Blanche L. Lincoln	18,764		*	—	*
V. Larkin Martin	32,348		*	—	*
David L. Nunes	335,487	(2)(3)	*	—	*
Andrew G. Wiltshire	41,698	(5)	*	—	*
Mark R. Bridwell	44,001	(2)	*	7,610	*
Christopher T. Corr	50,360	(2)	*	7,421	*
Douglas L. Long	48,149	(2)	*	6,372	*
Mark D. McHugh	61,642	(2)	*	—	*
Directors and executive officers as a group (16 persons)	1,106,475	(2)	0.86%	37,550	*

*	Less than 1%.
(1)	Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after February 28, 2020 are deemed to be beneficially owned as of February 28, 2020.
(2)	Includes the following share amounts allocated under the Savings Plan to the accounts of: Mr. Nunes 459; Mr. Bridwell 2,281; Mr. Corr 428; Mr. McHugh 29; Mr. Long 11,824; and all directors and executive officers as a group 21,335.
(3)	Includes 6,600 shares held indirectly through family trusts.
(4)	Includes 19,382 shares held indirectly through family trusts.
(5)	Includes 3,218 shares held indirectly through a Simplified Employee Pension.
(6)	Includes 11,000 shares held indirectly by Mr. Lanigan and (ii) 292,329 shares held by investment advisory clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares. In accordance with our Corporate Governance Principles, which provide that no director may stand for election after reaching the age of 72, Mr. Lanigan will retire from our Board at the end of his current term.

2020 Proxy Statement	37

OWNERSHIP OF AND TRADING IN OUR SHARES

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Class (1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	20,222,849(2)	15.6%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	19,196,301(3)	14.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	12,837,104(4)	9.9%
JP Morgan Chase & Co. 383 Madison Avenue New York, NY 10179	8,848,654(5)	6.8%

(1)	Based on the Company’s outstanding Common Shares as of February 28, 2020.
(2)	Holdings as of December 31, 2019, reported to the SEC on Schedule 13G/A on February 14, 2020 by T. Rowe Price Associates, Inc. (“TRP Associates”) and T. Rowe Price Mid-Cap Value Fund, Inc. TRP Associates has sole voting power over 6,535,553 shares and sole dispositive power over 20,222,849 shares. T. Rowe Price Mid-Cap Value Fund, Inc. has sole voting power over 7,376,602 shares.
(3)	Holdings as of December 31, 2019, reported to the SEC on Schedule 13G/A on February 11, 2020 by The Vanguard Group, Inc. indicating sole voting power over 65,845 shares, shared voting power over 29,204 shares, sole dispositive power over 19,117,868 shares and shared dispositive power over 78,433 shares.
(4)	Holdings as of December 31, 2019, reported to the SEC on Schedule 13G/A on February 6, 2020 by BlackRock, Inc., indicating sole voting power over 12,330,860 shares and sole dispositive power over 12,837,104 shares.
(5)	Holdings as of December 31, 2019, reported to the SEC on Schedule 13G/A on January 17, 2020 by JP Morgan Chase & Co., indicating sole voting power over 8,712,287 shares and sole dispositive power over 8,847,576 shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2019 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Shares have complied with the reporting requirements of Section 16(a), except for a Form 4 filed on May 8, 2019 for Mr. Nunes with respect to two acquisitions on October 4, 2017 and April 2, 2018. Mr. Nunes inadvertently failed to report gaining investment power over his mother's shares by way of power of attorney in 2017 and over his father's shares upon being named the personal representative over his father's estate in 2018.

38	Rayonier Inc.

INFORMATION ABOUT THE MEETING

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
This year we are once again utilizing the SEC rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2019 Annual Report to Shareholders (“Annual Report”), which includes our 2019 Annual Report on Form 10-K, including financial statements, as well as how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials contained in the Internet Notice.
The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain shareholders on or about April 1, 2020.
The Notice of 2020 Annual Meeting, this Proxy Statement and our 2019 Annual Report are available at www.ProxyVote.com.
ANNUAL REPORT
A copy of our Annual Report, which includes the 2019 Annual Report on Form 10-K (without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2019 Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:
Rayonier Inc.
Investor Relations
1 Rayonier Way
Wildlight, FL 32097
DELIVERY OF MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that shareholder may do so by contacting Broadridge Householding Department via telephone at 1-866-540-7095 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any shareholder currently sharing an address with another shareholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

2020 Proxy Statement	39

QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 129,333,461 Common Shares outstanding at the close of business on March 13, 2020 is entitled to one vote for each share owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:
• You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.
• You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard-copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.
• If you receive hard-copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board.
• You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE SHARES THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:
If you hold shares of the Company through the Rayonier Investment and Savings Plan for Salaried Employees you can vote them by following the instructions above. Note that if you do not vote your shares held in such plan or do not specify your voting instructions on your proxy card, the trustee of the plan will vote your plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for the plan shares must be received by May 12, 2020.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:
To attend the Annual Meeting, you will need to bring (1) proof of ownership of Rayonier stock as of the record date, which is the close of business on March 13, 2020 and (2) a valid government-issued photo identification. If you are a shareholder of record, proof of ownership can include your proxy card or the “Internet Notice.” If your shares are held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the Annual Meeting) or a bank or brokerage account statement (in which case you will be admitted to the Annual Meeting but will not be able to vote your shares at the Annual Meeting), reflecting your ownership of Rayonier Common Shares as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to shareholders as of the record date and one immediate family member; one individual properly designated as a shareholder’s authorized proxy holder; or one qualified representative authorized to present a shareholder proposal properly before the meeting.

40	Rayonier Inc.

QUESTIONS AND ANSWERS

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:
	•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;
	•	as required by law;
	•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or
	•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Shares either:
	•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or
	•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:
It means that you have multiple accounts in which you own Common Shares. Please vote all shares in each account for which you receive an Internet Notice or proxy card to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to Computershare at 1-800-659-0158. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:
	•	voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan shares, the cut-off date noted above (only your most recent Internet or telephone proxy is counted);
	•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;
	•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 1 Rayonier Way, Wildlight, Florida 32097; or
	•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 13, 2020 must be present, either in person or represented by proxy. All shares voted pursuant to properly submitted proxies and ballots, as well as abstentions and shares voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

2020 Proxy Statement	41

QUESTIONS AND ANSWERS

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:
The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.
Please note that under NYSE rules, banks and brokers are not permitted to vote the uninstructed shares of their customers on a discretionary basis on “non-routine” matters (referred to as “broker non-votes”), such as in the election of directors. As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY-ON-PAY” PROPOSAL?

A:
The vote on the Say-on-Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the proposal will be approved on a non-binding, advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions therefore will not affect the outcome of the proposal. Banks and brokers are not permitted to vote uninstructed shares for any company proposals relating to executive compensation because such proposals are considered “non-routine.” As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:	The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions will not affect the outcome. Because the ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter, we do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of our shareholders. Under the Company’s bylaws, all shareholder proposals must have been received by December 4, 2019 to be considered for inclusion in this Proxy Statement, and all other shareholder proposals and director nominations must have been received between January 15 and February 14, 2020 to be otherwise properly brought before the Annual Meeting. As of February 14, 2020, we had not received any shareholder proposals or director nominations from shareholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and on a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

42	Rayonier Inc.

QUESTIONS AND ANSWERS

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:
The Company pays the costs of soliciting proxies and has retained Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay Okapi Partners LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $15,000 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:
For a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders (“2021 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 4, 2020, unless the Company notifies shareholders otherwise. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary Rayonier Inc. 1 Rayonier Way Wildlight, FL 32097

For a shareholder proposal (including a director nomination) to be properly brought before the shareholders at the 2021 Annual Meeting outside of the Company’s proxy statement, the shareholder must provide the information required by the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require that the notice be received by the Company’s Secretary: (i) no earlier than the close of business on January 15, 2021; and (ii) no later than the close of business on February 12, 2021, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.
If the date of the 2021 Annual Meeting is moved more than 30 days before or more than 60 days after May 13, 2021, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) 10 days after public announcement of the meeting date, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.
We strongly encourage any shareholder interested in submitting a proposal for the 2021 Annual Meeting to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Mark R. Bridwell
Vice President, General Counsel and Corporate Secretary

2020 Proxy Statement	43

APPENDIX A
Rayonier Audit Committee
Policies and Procedures
Pre-approval of Services Provided by the Independent Auditor
To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures
1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.
2.	The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.
3.	When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.
4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:
	a.	Required audits of wholly-owned subsidiaries of the Company,
	b.	Consent letters,
	c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,
	d.	Annual audits of the Company’s defined benefit and savings plans,
	e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and
	f.	Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.
Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.
Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

2020 Proxy Statement	A-1

APPENDIX B
Reconciliation of Non-GAAP Financial Measures

2019
Net Income to Adjusted EBITDA Reconciliation
Net Income	$67.7
Interest, net	29.1
Income tax expense	12.9
Depreciation, depletion and amortization	128.2
Non-cash cost of land and improved development	12.6
Non-operating income	(2.7)
Adjusted EBITDA (a)	$247.8

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development and non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. Large Dispositions are defined as transactions involving the same of timberlands that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

2019
Cash provided by operating activities	$214.3
CAD (a)	$149.4
Cash used for investing activities (b)	$(219.4)
Cash used for financing activities	$(79.6)

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common share dividends, distributions to the New Zealand minority shareholders, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)	Cash used for Investing Activities excludes the change in restricted cash due to the Q1 2018 adoption of ASU No. 2016-18.

	2019
	$	Per Diluted Share
Net Income attributable to Rayonier Inc.	$59.1	$0.46

2020 Proxy Statement	B-1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 5/13/2020 for shares held directly and by 11:59 P.M. ET on 5/12/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 5/13/2020 for shares held directly and by 11:59 P.M. ET on 5/12/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

RAYONIER INC. 1 RAYONIER WAY WILDLIGHT, FLORIDA 32097

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
1a.	Richard D. Kincaid	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
1b.	Keith E. Bass	☐	☐	☐		For	Against	Abstain
1c.	Dod A. Fraser	☐	☐	☐	2. Approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐
1d.	Scott R. Jones	☐	☐	☐
1e.	Blanche L. Lincoln	☐	☐	☐
1f.	V. Larkin Martin	☐	☐	☐	3. Ratification of the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2020.	☐	☐	☐
1g.	Ann C. Nelson	☐	☐	☐
1h.	David L. Nunes	☐	☐	☐
1i.	Andrew G. Wiltshire	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

RAYONIER INC.
Annual Meeting of Shareholders
May 14, 2020 4:00 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize DAVID L. NUNES, MARK R. BRIDWELL and MARK D. MCHUGH, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Investment and Savings Plan for Salaried Employees to vote in person or by proxy all shares of Common Stock of Rayonier Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Shareholders of Rayonier Inc. to be held at 1 Rayonier Way, Wildlight, Florida, 32097 on Thursday, May 14, 2020 at 4:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The shares represented by this proxy when properly executed by the Shareholder(s) will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees and “FOR” proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)